                         FORM OF AGREEMENT AND PLAN OF MERGER


    THIS AGREEMENT AND PLAN OF MERGER is made as of this _____ day of October, 1996, by and between ADVANCE HEALTH CARE, INC., a Delaware corporation ("AHC") and ADVANCE PARADIGM, INC., a Delaware corporation ("API") and subsidiary of AHC.

                                       RECITALS

    A.   API is engaged in the business of pharmacy benefit management.

    B. AHC is a holding company, which holds, among other things, approximately 55% of the outstanding capital stock of API, on a fully diluted basis.

    C. The Board of Directors of AHC and API deem it advisable and in the best interest of such corporations and their respective stockholders that AHC be merged with and into API on the terms and conditions set forth in this Agreement.

    D. The Boards of Directors of AHC and API have approved this Agreement, AHC as the majority stockholder of API has approved this Agreement, and the Board of Directors of AHC has resolved to recommend to its stockholders to vote in favor of adoption of this Agreement.

    Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:

                                      ARTICLE I

                                      THE MERGER

    1.1 AGREEMENT AND PLAN OF MERGER. At the Effective Time (as defined below), AHC shall be merged with and into API (the "Merger") in accordance with the terms of this Agreement and the Agreement of Merger and Articles of Merger referred to in Section 2.2 below. API and AHC are sometimes referred to herein as the "Constituent Corporations."

    1.2 EFFECT OF THE MERGER. At the Effective Time, the separate corporate existence of AHC shall cease and API shall be the surviving corporation (the "Surviving Corporation"). The Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of AHC and shall be subject to all the debts and liabilities of AHC in the same manner as if the Surviving Corporation had itself incurred them. All rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of AHC shall be limited to the property affected thereby immediately prior to the Effective Time. Any action or proceeding pending by or against AHC may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

    1.3 CHARTER DOCUMENTS OF API. The Certificate of Incorporation and Bylaws of API, as amended to and including the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed as provided by law and their respective provisions. The name of the Surviving Corporation shall from and after the Effective Time be and continue to be Advance ParadigM, Inc. until changed in accordance with applicable law.

    1.4  CONVERSION OF SECURITIES

         (a) At the Effective Time, subject to the provisions of Section 1.5, each outstanding share of common stock of AHC (the "AHC Capital Stock") shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an equal number of shares (the "Closing Shares") of Common Stock of API (the "API Common Stock").

         (b) No fractional shares of API Common Stock will be issued, but the holder who would otherwise be entitled to such fractional share shall be entitled to receive in cash an amount equal to the value of such fractional interest.

         (c) The shares of API capital stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Merger.

         (d) Any shares of AHC Capital Stock held in the treasury of AHC shall be cancelled at the Effective Time.

         (e) All options or other rights to purchase AHC Capital Stock or other securities of AHC shall be converted into options to purchase an equal number of shares of API Common Stock and shall be subject to the terms and conditions of the 1993 Incentive Stock Option Plan of API (the "Plan"). API shall reserve such additional number of shares of API Common Stock under the Plan for which the options converted pursuant to this Section 1.4(e) shall be exercisable.

         (f) Subject to Section 6.2(b), each outstanding share of AHC Capital Stock held by a holder who has demanded and perfected dissenters' rights in accordance with Section 262 of the Delaware General Corporation Law (the "Dissenting Shares") and who has not effectively withdrawn or lost such right shall not be converted into or represent the right to receive shares of API Common Stock, but the holder thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware General Corporation Law. If any holder of AHC Capital Stock who notifies AHC of his or her intention to demand payment for his or her shares in accordance with Section 262 of Delaware General Corporation Law Act does not demand payment or otherwise perfect his or her dissenters' rights, each share or AHC Capital Stock held by such holder shall automatically be converted into the right to receive shares of API Common Stock pursuant to Section 1.4(a) above.

    1.5  EXCHANGE OF SECURITIES

         (a) At the Closing (as defined below), API will issue shares of API Common Stock to the stockholders of record of AHC calculated in the manner set forth in Section 1.4(b).

         (b) If substantially all of the assets or shares of API are purchased or acquired in a reorganization, other than a reorganization in which the ownership interest of the API stockholders are substantially the same before and after such reorganization, then all contingent shares due Transferors (but for their contingent nature) at the closing of such transaction shall be transferred to them free of any contingency if, and only if, all of those Transferors then subject to an employment agreement or noncompetition covenant sign such documents as may be reasonably required to assure that their obligations of employment and noncompetition shall be available to the purchasing or acquiring party to the same degree and for the same period as if such purchase or acquisition had not occurred.

    1.6 NO TRANSFERS. After the Effective Time, no transfer of shares of AHC Capital Stock theretofore outstanding shall thereafter be made on its stock transfer books. If, after the Effective Time, certificates which, immediately prior to the Effective Time, represented shares of AHC Capital Stock are presented to API, they shall be cancelled and exchanged for shares of API Common Stock as provided in Sections 1.4 and 1.5. No shares of AHC stock shall be issued between the date of this Agreement and the Effective Time.

    1.7 OFFICERS AND DIRECTORS. The officers and directors of API immediately prior to the Effective Time shall continue as officers and directors of the Surviving Corporation following the Effective Time, continuing in office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                      ARTICLE II

                                       CLOSING

    2.1 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the offices of API, 545 E. John Carpenter Freeway, Suite 1900, Irving, Texas, at ____ a.m., local time on October __, 1996, or on such other date or at such other time as API and AHC may agree (the "Closing Date").

    2.2 EXECUTION OF MERGER AGREEMENTS. Prior to the Closing, AHC and API as applicable, shall execute and deliver to the other this Agreement in a form to be agreed upon for filing with the Delaware Secretary of State. The Certificate of Merger shall be duly filed with the Delaware Secretary of State in accordance with the Delaware General Corporation Law. The date of filing the Certificate of Merger with the Delaware Secretary of State is sometimes referred to herein as the "Effective Time."

                                     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF TRANSFERORS

    Transferors hereby, jointly and severally, represent and warrant to API as follows, except as otherwise specifically disclosed in the schedules hereto:

    3.1 ORGANIZATION, STANDING, AND QUALIFICATION OF AHC. AHC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it.

    3.2 AUTHORIZATION. Each Transferor has full power and authority to execute and deliver this Agreement and the documents and instruments to be executed and delivered pursuant to this Agreement and to consummate the transactions and perform the obligations contemplated herein and therein. This Agreement has been duly executed and delivered on behalf of each Transferor and all corporate proceedings on the part of any Transferor that is a corporation necessary to authorize such execution and delivery have been completed.

    3.3 RESTRICTED SECURITIES. Transferors are aware of and understanding the following:

         (a) That the shares of API Common Stock acquired by the AHC Stockholders hereunder have not been registered for sale under the Securities Act of 1933 (the "Securities Act") or any state blue sky law, based upon (among other things) the bona fide nature of

Transferors' investment intent as expressed herein and the accuracy and completeness of Transferors' representations and warranties contained in this Agreement;

         (b) That, unless and until the shares of API Common Stock acquired by the AHC Stockholders hereunder are registered for sale under the Securities Act and any applicable state blue sky law, there will be substantial restrictions on the transferability of the shares of common stock acquired by the AHC Stockholders hereunder; there is no public market for the shares of API Common Stock acquired by the AHC Stockholders hereunder and none is expected to develop in the foreseeable future; and the AHC Stockholders will not be able to avail themselves of the provisions of Rule 144 adopted by the Securities and Exchange Commission (the "SEC") under the Securities Act, unless all of the conditions of Rule 144 are met; and

    3.4 LEGEND. The AHC Stockholders understand and agree that, until registered under all applicable securities laws, all certificates evidencing any of the shares of API Common Stock acquired by Transferors hereunder, whether upon initial issuance or any transfer thereof, shall bear the following legend:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. FURTHER, UPON THE FILING OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL BE SUBJECT TO A LOCK-UP PERIOD OF 180 DAYS AS MORE FULLY DESCRIBED IN THAT CERTAIN AGREEMENT AND PLAN OF MERGER DATED OCTOBER __, 1996, DURING WHICH LOCK-UP PERIOD THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED.

    3.5 FULL DISCLOSURE. None of the information provided API by Transferors in connection with the Merger or this Agreement or made in any certificate or memorandum furnished or to be furnished by any of them or on their behalf pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

                                      ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF API

    API hereby represents and warrants to AHC as follows, except as otherwise specifically disclosed in the Schedules hereto:

    4.1 ORGANIZATION AND RELATED MATTERS. API is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. API is qualified to do business in each jurisdiction in which the transaction of business by API makes such qualification necessary except where the failure to be so qualified would not have a material adverse effect on API.

    4.2 AUTHORIZATION. API has full power and authority to execute and deliver this Agreement and the documents and instruments to be executed and delivered pursuant to this Agreement and to consummate the transactions and perform the obligations contemplated herein and therein. This Agreement has been duly executed and delivered on behalf of API and all corporate proceedings on the part of API necessary to authorize such execution and delivery have been completed in the case of API.

    4.3 FULL DISCLOSURE. None of the informaion provided AHC or the Transferors by API or made in connection with the Merger or this Agreement or made in any certificate or memorandum furnished or to be furnished by API contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

                                      ARTICLE V

                               COVENANTS OF THE PARTIES

    5.1  JOINT ACTION; COOPERATION

         (a) Subject to the terms and conditions of this Agreement, each of the parties shall use its respective reasonable best efforts, and shall cooperate with each of the other parties, to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, including furnishing any necessary information or copies of documentation, to cause the Merger to be completed, and the other transactions contemplated by this Agreement to be consummated, as expeditiously as reasonably practicable in accordance with the provisions of this Agreement. In the event that an action, suit, proceeding or investigation relating to this Agreement or the transactions contemplated hereby is commenced at any time, each of the parties shall cooperate and use its reasonable best efforts to defend against the same.

         (b) Without limitation on the generality of Section 5.1, the parties shall cooperate with one another in: (i) determining whether (1) any filings are required to be made, or any consents, approvals, permits or authorizations are required to be obtained, under any law or regulation in connection with the consummation of the Merger than as expressly provided for elsewhere in this Agreement, and (2) any consents, approvals or waivers are required to be obtained from third parties to contracts in connection with the consummation of the Merger; and (ii) timely making any such filings, and seeking timely to obtain any such consents, approvals, permits, authorizations or waivers.

    5.2  LOCK-UP AGREEMENT.

         (a) Each AHC Stockholder acknowledges that API is in the process of registering shares of API Common Stock pursuant to a registration statement on Form S-1 (the "Registration Statement") transmitted for filing with the Securities and Exchange Commission on June 26, 1996.

         (b) Each AHC Stockholder hereby irrevocably agrees that it will not, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of API Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire

API Common Stock, without the prior written consent of Hambrecht & Quist LLC, acting alone or in its capacity as representative of the underwriters in the registration, for a period of 180 days from the effective date of the Registration Statement.

         (c) If the AHC Stockholder is an individual, he or she may transfer any shares of API Common stock or securities convertible into or exchangeable or exercisable for the API Common Stock either during his or her lifetime or on death by will or intestacy to his or her immediate family or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family; provided, however, that prior to any such transfer each transferee shall execute an agreement, satisfactory to Hambrecht & Quist LLC, acting along or in its capacity as the representative of the API Common Stock, or securities convertible into or exchangeable or exercisable for API Common Stock, subject to the provisions hereof, and there shall be no further transfer except in accordance with the provision hereof.
For the puproses of this paragraph, "immediately family" shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor.

         (d) Each AHC Stockholder hereby waives any rights of such AHC Stockholder to sell shares of API Common Stock or any other security issued by API pursuant to the Registration Statement, and acknowledges and agrees that for a period of 180 days from the effective date of the Registration Statement such AHC Stockholder has no right to require API to register under the Securities Act of 1933 such API Common Stock or other securities issued by such AHC Stockholder under this Section 5.2 and beneficially owned by such AHC Stockholder.

         (e) The agreements of AHC Stockholder under this Section 5.2 are irrevocable and shall be binding upon such AHC Stockholder's heirs, legal representatives, successors and assigns. The AHC Stockholder agrees and consents to the entry of stop transfer instructions with API's transfer agent against the transfer of API Common Stock or other securities of API held by the undersigned except in compliance with this Section 5.2.

                                      ARTICLE VI
                         CONDITIONS PRECEDENT TO OBLIGATIONS

    6.1 CONDITIONS PRECEDENT FOR ALL PARTIES. The obligations of all parties to consummate the transactions contemplated by this Agreement shall be subject to fulfillment of each of the following conditions precedent on or prior to the Closing Date (any of which amy be waived in writing in whole or in part by the parties):

         (a) CORPORATE APPROVAL. All corporate actions necessary to authorize the execution, delivery and performance of this Agreement shall have been duly and validly taken by each of API and AHC.

         (b) COMPLIANCE WITH LAW. Each party shall be reasonably satisfied with the steps taken for compliance with applicable requirements of all applicable laws and with all other legal matters.

         (c) NO INJUNCTIONS; ORDERS. No preliminary or permanent injunction or other order shall have been issued by any court or governmental entity nor shall any statute, rule, regulation, or executive order be promulgated or enacted by any governmental entity that prevents the consummation of the transactions contemplated by this Agreement.

         (d) CONSENTS AND APPROVALS. All authorizations, consents, orders, or approvals of, or declarations or filings with, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed or been obtained.

    6.2 CONDITIONS PRECEDENT FOR API. The obligations of API to consummate the transactions contemplated by this Agreement shall be subject to fulfillment of each of the following conditions precedent on or prior to the Closing Date (any of which may be waived in writing in whole or in part by API):

         (a) IN GOOD STANDING. On the Closing Date, API shall have received a Certificate of Good Standing, dated the date of closing, and a review of the Articles, Bylaws, minutes books and stock books of AHC shall reveal no impediment to the closing of this transaction in accordance with its terms.

         (b) STOCKHOLDER APPROVAL. The holders of at least a majority of the outstanding shares of AHC shall have voted in favor of this Agreement, the Plan of Merger and the Merger, and no AHC Stockholder shall have the right to demand payment pursuant to Section 262 of the Delaware General Corporation Law.

    6.3 CONDITIONS PRECEDENT FOR THE TRANSFERORS. The obligations of Transferors to consummate the transactions contemplated by this Agreement shall be subject to fulfillment of each of the following conditions precedent on or prior to the Closing Date (any of which may be waived in writing in whole or in part by the Transferors):

         (a) IN GOOD STANDING. On the Closing Date, API shall have received a Certificate of Good Standing, dated the date of closing, and a review of the Articles, Bylaws, minute books and stock books of AHC shall reveal no impediment to the closing of this transaction in accordance with its terms.

         (b) STOCKHOLDER APPROVAL. The holders of at least a majority of the outstanding shares of AHC shall have voted in favor of this Agreement, the Plan of Merger and the Merger.

                                     ARTICLE VII
                             SURVIVAL AND INDEMNIFICATION

    7.1 SURVIVAL. All representations, warranties, covenants and agreements made by API and Transferors in this Agreement (including statements contained in any certificate, Schedule, Exhibit, statement, report or other documents delivered by or on behalf of any party hereto pursuant to this Agreement) shall survive the execution, delivery and performance of this Agreement and any investigations, inspections, examinations, or audits made by or on behalf of any of the parties, for so long as claims for indemnification can be made under this Agreement.

    7.2 INDEMNITY. Transferors, jointly and severally, indemnify, defend, and hold harmless API, and API, indemnifies, defend, and holds harmless Transferors, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that the indemnified party shall incur or suffer, that arise, result from, or relate to any breach of, or failure by the indemnifying party to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by them under this Agreement. Notwithstanding any other provision of this Agreement, no party shall be liable to any other party on any warranty, representation, or covenant made by them in this Agreement, or under any of their indemnities in this Agreement, regarding any single claim, loss, expense, obligation, or other liability that does not exceed $5,000; provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations, and liabilities not exceeding $5,000 each reaches $15,000, they shall, subject to the above limitation on their maximum aggregate liability, thereafter be liable in full for all those breaches and indemnities and regarding all those claims, losses, expenses, obligations, and liabilities.

    7.3 INDEMNIFICATION PROCEDURES; DEFENSE. As soon as reasonably practical after obtaining knowledge thereof, the party or parties indemnified hereunder (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") of the existence of any claim, demand, loss, liability, cause of action or other matter involving liability or potential liability to which the Indemnitor's indemnification obligations would or might apply. Such notice shall specify the representation, warranty, covenant, commitment or obligation with respect to which the claim is made, the facts giving rise to the claim and the alleged basis therefor, and the amount (to the extent then determinable) of liability for which indemnity is asserted. In the event of any claim, action, suit or proceeding by a third party (a "Third Party Claim") with respect to which there may be indemnity hereunder, the Indemnitee shall give the Indemnitor 20 business days (or such shorter period as required by the exigencies of such Third Party Claim) in which to elect to conduct the defense of the same at its own expense and with counsel of its own selection (who shall be approved by the Indemnitee, which approval shall not be unreasonably withheld); provided that the Indemnitee shall at all times also have the right to fully participate in the defense at its own expense. If the Indemnitor fails to commence or continue such defense, the Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the Third Party Claim on behalf, for the account, and at the risk and expense of the Indemnitor. Notwithstanding the foregoing, if the matter might have an effect on the ongoing business of API or its affiliates, or their respective relationships with clients, API or its designee shall have first right to defend the same on the basis set forth in the preceding sentence. Except as provided above, the Indemnitee shall not compromise or settle a Third Party Claim without the written consent of the Indemnitor, which consent shall not be unreasonably withheld. If a Third Party Claim is one that cannot by its nature be defended solely by the Indemnitor, the Indemnitee shall make available all information and assistance that the Indemnitor may reasonably request, provided that any associated, expenses shall be paid by the Indemnitor.

    7.4 REPRESENTATIVE. Transferors hereby appoint David D. Halbert as their representative and agent ("Representative") through whom all actions by AHC and the Transferors relating to this Agreement generally, and this indemnity specifically, are to be taken and to whom all communications to AHC and the Transferors are to be directed until his replacement by a majority in interest of the Transferors. The Representative and any successor shall have full power and authority to act in the name and on behalf of AHC and the Transferors in all matters relating to this Agreement and the transactions contemplated by this Agreement, and all such actions taken by the Representative shall be binding upon AHC and the Transferors.

                                     ARTICLE VIII
                                     TERMINATION

    This Agreement may be terminated and the proposed Merger abandoned at any time prior to the Effective Time by the mutual agreement of the parties (authorized, in the case of API and AHC, by their respective Boards of Directors).

                                      ARTICLE IX
                                       GENERAL

    9.1 AMENDMENT. Subject to applicable law, this Agreement may be amended, modified or supplemented, with respect to any of its provisions, but only by written agreement of the parties to this Agreement (authorized, in the case of AHC, by its Board of Directors).

    9.2 WAIVER OF COMPLIANCE; CONSENTS. Except insofar as any provision of this Agreement is expressly provided to be nonwaivable, any failure of any party to this agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived in writing by the other parties, but such waiver shall not bind any non-waiving party nor shall it operate against the waiving party as a waiver of, or estoppel, with respect to, any subsequent to other failure of compliance. Whenever this Agreement requires or permits consent by or on behalf of any party to this Agreement, such consent shall be given in writing.

    9.3 GOVERNING LAW. This Agreement and the legal relations between the parties to this Agreement shall be governed in all respects, including validity, interpretation, effect and performance, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

    9.4 PARTIES IN INTEREST. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and insure to the benefit of the parties to this Agreement and their respective successors and assigns, and shall confer no right, benefit or interest upon any other Person, except that the stockholders of AHC shall be deemed to be third party beneficiaries with respect to Articles I and VII.

    9.5 NOTICES. All notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by courier guaranteeing delivery within the next two days, or by telecopier, addressed as follows or such other address as the party to be notified has furnished in writing by a notice given in accordance with this Section 9.5:

         If to API, to:

         Advance ParadigM, Inc.
         545 E. John Carpenter Freeway
         Suite 1900
         Irving, Texas  75062
         Attention:  David D. Halbert
         Fax:  (972) 830-6196

         With a copy to:

         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         1700 Pacific Avenue
         Suite 4100
         Dallas, Texas  75201-4675
         Attention:  J. Kenneth Menges, Jr., P.C.
         Fax:  (214) 969-4343

         If to AHC, to:

         Advance Health Care, Inc.
         545 East John Carpenter Freeway
         Suite 1900
         Irving, Texas  75062
         Attention: David D. Halbert
         Fax:  (972) 830-6916

         with a copy to:

         Laura I. Johansen
         545 East John Carpenter Freeway
         Suite 1900
         Irving, Texas  75062
         Fax:  (972) 830-6916

         If to the Representative, to:

         David D. Halbert
         545 East John Carpenter Freeway
         Suite 1900
         Irving, Texas  75062
         Fax:  (972) 830-6916

Any such notice or communication shall be deemed given as of the date of delivery, if delivered personally, on the second day after the sending thereof, if by courier, and when transmission is acknowledged, if telecopied (except that a notice of change of address for receipt of notice under this Section 9.5 shall not itself be deemed to have been given until actually received by the addressee).

    9.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement.

    9.7 RECOVERY OF LITIGATION COSTS. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of all alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

    9.8 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations, representations and discussions, whether written or oral.

    9.9 SEVERABLE PROVISIONS. If any of the provisions of this Agreement may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                  ADVANCE PARADIGM, INC.
                                  a Delaware corporation



                                  By:
                                     ------------------------------------------
                                  Print Name:
                                             ----------------------------------
                                  Print Title:
                                              ---------------------------------

                                  ADVANCE HEALTH CARE, INC.
                                  a Delaware corporation



                                  By:
                                     ------------------------------------------
                                  Print Name:
                                             ----------------------------------
                                  Print Title:
                                              ---------------------------------



         The undersigned, being the Representative designated in Section 7.4 of the foregoing Agreement and Plan of Merger, agrees to serve as Representative and to bound by the terms of such Agreement pertaining thereto.



                                  ---------------------------------------------
                                  David D. Halbert


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